                                                                Exhibit 99(c)(2)
                                                                ----------------

                               DUFF & PHELPS, LLC
               INVESTMENT BANKING AND FINANCIAL ADVISORY SERVICES
--------------------------------------------------------------------------------

                              FAIRNESS ANALYSIS TO

               THE SPECIAL COMMITTEE OF THE BOARD OF TRUSTEES OF

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                                      AND

                       THE TRUSTEE OF THE SHARE TRUST OF

                          FIRST UNION MANAGEMENT, INC.

                                      AND

                           THE BOARD OF DIRECTORS OF

                          FIRST UNION MANAGEMENT, INC.


                               FEBRUARY 12, 2002


--------------------------------------------------------------------------------


The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC.

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                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
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TABLE OF CONTENTS

          I.        Summary of Engagement

          II.       Fairness Considerations

          III.      Summary of Due Diligence

          IV.       Hypothetical Liquidation Analysis

                    A.    Hypothetical Liquidation Analysis

                    B.    Assumptions and Risk Factors

                    C.    Asset Overviews

          V.        Significant Stock Transactions

          VI.       Current and Historical Trading Price

          VII.      Other Offers for First Union

          VIII.     Notes Analysis

          IX.       Conclusion


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                           FIRST UNION REAL ESTATE EQUITY & MORTGAGE INVESTMENTS
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SUMMARY OF ENGAGEMENT

Duff & Phelps, LLC ("Duff & Phelps") has been engaged by First Union Real Estate Equity and Mortgage Investments and Subsidiaries ("First Union" or the "Company"), as financial advisor to the Special Committee of the Board of Trustees of the Company, in connection with a contemplated transaction (the "Transaction"), as described below. Specifically, Duff & Phelps has been engaged to provide an opinion (the "Opinion") as to whether the Cash Consideration (defined below) to be received by the common shareholders in the Transaction is fair to the common shareholders of First Union (other than Gotham Partners, L.P. and its affiliates) from a financial point of view.

It is our understanding that First Union and its related company, First Union Management, Inc. ("FUMI"), are planning to enter into a merger agreement with Gotham Golf Partners, L.P., Gotham Partners, L.P., Gotham Golf Corp. and other related Gotham entities (collectively referred to as "Gotham Golf"). As part of the Transaction, each First Union common share issued and outstanding will be converted into the right to receive the following consideration: (1) cash in the amount equal to $2.20 per share; (2) additional cash in the amount of $.35 per share or, at the option of the common shareholder, a fractional interest in a debt instrument (a "Note"); and (3) 3/50th of an uncertificated right to subscribe for common stock in the surviving corporation ("Subscription Right"). The $2.20 in cash per share together with the election to receive $.35 cash per share is collectively referred to as the "Cash Consideration." The amount of the Cash Consideration may be adjusted under certain circumstances.

Our Opinion will be based upon an analysis of the foregoing in light of our assessment of the general, economic and financial market conditions, as they can be evaluated by us, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing our Opinion. Duff & Phelps has not previously provided financial advisory services to the Company, FUMI, Gotham Golf or any other Gotham-related entity.


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SUMMARY OF ENGAGEMENT (CONT'D)

In connection with our Opinion, with your permission and without any independent verification, we have assumed that all information reviewed by us with respect to the Company, Gotham Golf and the Transaction, whether supplied by First Union, its subsidiary or affiliated companies or its advisors, Gotham Golf, or obtained by us from publicly available sources, is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to us not misleading. Any inaccuracies in or omissions from the information on which we relied could materially affect our Opinion. Furthermore, we have assumed that there has been no material change in the assets, financial condition, business, or prospects of the Company since the date of the most recent financial statements made available to us.

Duff & Phelps was not engaged to render, nor are we purporting to render, any appraisal or definitive report as to the value (under an orderly liquidation scenario or otherwise) of the Company's securities or individual assets or liabilities. The enclosed estimates have been prepared based upon the information we and our counsel have obtained from the Company and the Company's agents, which information we have assumed is reliable. Furthermore, the conditions affecting the value of the assets we have reviewed, including the market for such assets, have changed significantly during the time we have acted as the Special Committee's financial advisor and may continue to change significantly in the future.

In rendering our Opinion, we will assume that the Transaction occurs on terms that are described in the draft Merger Agreement provided to us and that the Company has complied with all applicable federal, state, and local regulations and laws. Nonetheless, it should be recognized that we are not making any recommendation as to whether the shareholders of the Company should vote in favor of the Transaction or any other matter.


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SUMMARY OF ENGAGEMENT (CONT'D)

Our Opinion will be delivered subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and our engagement letter, and subject to the understanding that the obligations of Duff & Phelps in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Duff & Phelps shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.


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FAIRNESS CONSIDERATIONS

     * Determine the estimated value of the Cash Consideration to be received by the common shareholders in the Proposed Transaction

     * Analyze the estimated value of the Cash Consideration to be received by the common shareholders relative to:

          -    Liquidation Value

          -    Purchase Price Paid in Previous Transactions for First
               Union Stock

          -    Current and Historical Trading Price

          -    Other Offers for First Union


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ESTIMATED VALUE OF CASH CONSIDERATION

     *    $2.20 per share; plus

     *    Cash Election of $.35 per share

     *    $2.20 portion of the Cash Consideration is subject to reduction for:

          - Escrow holdback for breach of representations and warranties between the signing and closing of the Transaction, which at this time we are unable to value;

          - Shared costs holdback, which at this time we are unable to value; and

          - Cash dividends on common shares paid between signing and closing of the Transaction

     *    Estimated Value of the Cash Consideration is $2.55 per share


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VALUATION OF SUBSCRIPTION RIGHT

     * As part of the Merger Consideration, the common shareholders will receive 3/50th of a Subscription Right for each share of common stock.

     * Each Subscription Right is exercisable to purchase an underlying share in Gotham Golf for a price of $20 per share. The $20 per share implies a pre-money valuation of Gotham Golf of $50 million.

     * Based on our analysis, the estimated value of Gotham Golf's equity is significantly below $50 million.

     * It is our conclusion that the estimated value of the Subscription Right is zero.


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SUMMARY OF DUE DILIGENCE

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Our due diligence with regards to the Transaction is summarized below.

     * With regards to our analysis of First Union and the Transaction, among other things, we performed the following due diligence:

          - Reviewed the Company's financial statements and SEC filings, including the annual report on Form 10-K for the year ended December 31, 2000, and quarterly report on Form 10-Q for the nine months ended September 30, 2001;

          - Reviewed First Union's management-prepared balance sheet as of November 30, 2001, which was identified as the most current financial statements available;

          - Reviewed the draft Agreement and Plan of Merger and Contribution (the "Merger Agreement") dated as of February 7, 2002;

          - Reviewed the Letter of Intent between Gotham Golf and First Union dated September 21, 2001;

          -    Reviewed a Draft Summary of Terms for the Note;

          - Held discussions with the Company's financial accounting and reporting managers at Imowitz Koenig & Company, LLP;

          - Met with the Company's investment bankers, U.S. Bancorp Libra, and reviewed their presentation to the Special Committee of the Board of Trustees of First Union regarding the Transaction dated September 21, 2001; and

          - Conducted such other studies, review, and analyses, as we deemed necessary.


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SUMMARY OF DUE DILIGENCE (CONT'D)

     * With regards to our analysis of the Circle Tower property ("Circle Tower"), among other things, we performed the following due diligence:

          - Held discussions with David Schonberger of Radiant Partners, LLC, regarding the history, financial condition and future prospects of Circle Tower;

          - Held discussions with Bruce Gordon, a property manager in the Indianapolis marketplace unrelated to First Union or Gotham Golf;

          - Held discussions with Fred Turzo of Turzo and Bologna, an Indianapolis real estate appraisal firm unrelated to First Union or Gotham Golf,

          - Held discussions with F. Ronald O'Keefe, Esq. of Hahn Loeser Parks, LLP, the Company's legal counsel;

          - Reviewed certain memoranda prepared by Hahn Loeser Parks with respect to the Circle Tower ground leases;

          - Reviewed Circle Tower's internally-prepared monthly profit and loss statement for fiscal years 1998 through 2000 and for the ten-month period ended October 31, 2001; and

          - Reviewed a copy of the original Ground Lease Agreement dated February 1929, by and between Frank M. Fauvre and Lilian S. Fauvre, and the State Savings & Trust Company.

     * With regards to our analysis of the Park Plaza Mall property ("Park Plaza"), among other things, we performed the following due diligence:

          - Held discussions with Anne Zahner of Radiant Partners, LLC, regarding the history, financial condition, and future prospects of Park Plaza;


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SUMMARY OF DUE DILIGENCE (CONT'D)

          - Held discussions with Dan Wright, Esq. of Arter & Hadden, LLP, regarding the litigation to prevent the development of Summit Mall;

          - Reviewed the appraisal of Park Plaza prepared by Cushman & Wakefield, Inc. as of May 10, 2001 and held discussions with Ronald Potts of Cushman & Wakefield regarding the appraisal;

          - Reviewed the financial statement presentation for the fiscal year ended December 31, 2000 prepared by Landau & Heyman, which included tenant sales analysis, occupancy report, and detailed rent roll; and

          - Reviewed a purchase proposal for the real property and improvements of Park Plaza submitted by Gregory Greenfield & Associates dated November 27, 2000.

     * With regards to our analysis of VenTek International, Inc. ("VenTek"), among other things, we performed the following due diligence:

          - Held discussions with Richard Infantino, interim President of VenTek, regarding the history, financial condition and future prospects for VenTek;

          - Held discussions with Neil Koenig of Imowitz Koenig & Company, LLP regarding the surety bonds and product warranties;

          - Held discussions with representatives of the Hamilton Capital Group regarding its efforts to sell VenTek;


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SUMMARY OF DUE DILIGENCE (CONT'D)

          - Reviewed VenTek's financial statements, including audited financial statements for fiscal years ended December 31, 1999 and 2000 and interim unaudited financial statements for the nine months ended September 30, 2001;

          - Analyzed VenTek management's estimates of the expected cash flows and funds required to continue VenTek's operations through its contracted period; and

          - Reviewed various contracts and surety, payment, and performance bond agreements.

     * With regards to our analysis of the preferred stock of HQ Global Holdings, Inc. ("HQ Global"), among other things, we performed the following due diligence:

          - Reviewed HQ Global's audited financial statements for the fiscal year ended December 31, 2000 and unaudited statements for the eleven months ended November 30, 2001;

          - Reviewed the Amended Certificate of Designation, including the rights and preferences of Series A Preferred Stock of HQ Global dated August 11, 2000;

          - Reviewed a presentation prepared by the management of Frontline Capital Group ("Frontline") regarding Frontline's results for the third quarter 2001, which included the business results, forecasts, and strategy for HQ Global;

          - Reviewed Frontline's annual report on Form 10-K for the fiscal year ended December 31, 2000, quarterly reports on Form 10-Q for the nine months ended September 30, 2001, and the Form 8-K dated January 30, 2002; and

          - Analyzed the historical trading price and trading volume of Frontline common stock.


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SUMMARY OF DUE DILIGENCE (CONT'D)

     * With regards to our analysis of other pending litigation and claims of the Company, among other things, we performed the following due diligence:

          - Held discussions with Jeffrey A. Kaufman, Esq. of Fasken Martineau Dumoulin, LLP, regarding the Company's ongoing litigation with Oracle Corporation; and

          - Held discussions with David Collins, Esq. of Gordon & Rees, LLP, regarding the Company's ongoing litigation with the State of California associated with the Company's claim resulting from the 1986 flood of Peach Tree Center.

     * With regards to our analysis of Gotham Golf, among other things, we performed the following due diligence:

          - Met with certain members of senior management of Gotham Golf at their corporate headquarters in Hershey, Pennsylvania, to discuss the history, financial condition and future prospects of Gotham Golf and visited certain golf courses owned by Gotham Golf,

          - Reviewed Gotham Golf's financial statements including, financial statements for the fiscal year ended December 31, 1999, draft audited financial statements for the fiscal year ended December 31, 2000, and unaudited internal income statements for the nine-month period ended September 30, 2001;

          - Analyzed financial forecasts prepared by Gotham Golf's management for the fiscal years ending December 31, 2001 through 2005; and

          -    Reviewed Gotham Golf's strategic business plan.


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CHANGES IN HYPOTHETICAL LIQUIDATION ANALYSIS
FROM JANUARY 18, 2002 PRESENTATION

     * Increased unidentified contingent liabilities and expenses by $500,000, from $1.5 million to $2.0 million.

     * Assumes defeasance of senior notes (senior notes mature on October 1, 2003) using U.S. Treasury Strips. This results in $12.2 million in principal payments and $1.4 million in interest expense payments as of June 30, 2002.

     * Low-end value of Park Plaza has been reduced to zero due to the fact the liquidation triggers an event of default under the terms of the mortgage loan and the property could be foreclosed, creating the potential for no equity value.

     * A timing difference in the release of $4.9 million in cash related to the NCB Escrow Agreement.

     * A reduction in the discount rate for the 2nd distribution from 20% to 15% due to the low probability of claims against the NCB Escrow funds by May 2003.


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HYPOTHETICAL LIQUIDATION ANALYSIS

      --------------------------------------------   ---------------------------    ------------------------------
                                                      June 30,2002 Distribution     December 31,12003 Distribution
                                                     ---------------------------    ------------------------------
      ($000's)                                           -----  Range  -----              -----  Range  -----
      --------------------------------------------   ------------   ------------    --------------   -------------
      ASSETS
      ------
        Cash and Equivalents
                    Unrestricted                         $  2,743       $  2,743          $11,360         $11,260
                    Restricted                              1,227          1,227                -               -
        Treasury Investments                              115,832        115,832                -               -
        Real Estate Investments:
                    Park Plaza Mall                             -              -                -          31,493
                    Circle Tower                            1,900          2,500                -               -
        Accounts Receivable                                   591            591                -               -
        Ventek                                               (160)             -           (1,300)          1,700
      --------------------------------------------     ----------    -----------    -------------    ------------
      TOTAL ASSETS                                       $122,133       $122,893          $10,060         $44,553

      LIABILITIES & PREFERRED STOCK
      -----------------------------
        Accounts Payable/ Accrued Liabilities               4,985          4,985                -               -
        Additional Accrual for Transaction Costs            2,500          2,500                -               -
        Note Payable                                           97             97                -               -
        Senior Notes(1)                                    12,168         12,168                -               -
        Preferred Shares of Beneficial Interest(2)         24,620         24,620                -               -
      --------------------------------------------     ----------    -----------   --------------    ------------
      TOTAL LIABILITIES                                  $ 44,370       $ 44,370          $     0         $     0

      INTERIM CASH FLOWS                                   (1,645)        (1,645)           2,801           2,801

      RESERVES: VENTEK BONDS & NCB ESCROW                  11,360         11,360                -               -
      --------------------------------------------     ----------    -----------   --------------    ------------
      NET CASH FOR DISTRIBUTION TO COMMON                $ 64,758       $ 65,518          $12,861         $47,354
      ============================================     ==========    ===========   ==============    ============

      Total Common Shares Outstanding                      34,806         34,806           34,806          34,806

      NET DISTRIBUTION PER COMMON SHARE                  $   1.86       $   1.88          $  0.37         $  1.36
      ============================================     ==========    ===========   ==============    ============

      Present Value of Distribution per Share(3)         $   1.86       $   1.88          $  0.30         $  1.10
      ============================================     ==========    ===========   ==============    ============


      ----------------------------------------------------------------------
      Summary Net Present Value per Share(4)            $2.16        $2.98
      ----------------------------------------------------------------------


      (1)  Assumes defeasance of senior debt with U.S. Treasury Strips.
      (2) Based on liquidation preference price of $25 and 984,800 shares outstanding.
      (3)  Net present value as of June 30, 2002 assuming a 15% discount rate.
      (4) $2.55 net present value per share, assuming Ventek has no cash flow impact in 2003, the implied sale price of Park Plaza would be $58 million.


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INTERIM CASH FLOW CALCULATIONS

-------------------------------------------------------------------------------
($000's)

                                           --------------   -----------------
  INTERIM CASH FLOW CALCULATIONS           June 30, 2002    December 31, 2003
                                           --------------   -----------------

     Interest Income (1)                          $1,188                 $342

     Net Cash flow from Park Plaza (2)             1,264                3,791

     Net Cash flow from Circle Tower (3)             275                   -

     -----------------------------------   --------------   -----------------
     Income Before Corporate Expenses              2,727                4,132

     Less: Corporate Expenses                       (624)              (1,331)

     Less: Interest on Senior Notes               (2,197)                  -

     Less: Preferred Dividends                    (1,551)                  -
                                           --------------   -----------------

     Total Interim Cash Flows                    ($1,645)              $2,801
     ===================================   ==============   =================

-------------------------------------------------------------------------------


Notes:

(1)   Cash and equivalents assumed to earn interest at 2% per annum.
(2) Park Plaza net cash flow based on projections included in Cushman & Wakefield appraisal less debt service. Park Plaza is assumed to be held until December 31, 2003.
(3) Circle Tower net cash flow estimated using historical financial data. Circle Tower assumed to be sold on June 30, 2002.
(4) Interest on Senior Notes payable through October 1, 2003. Interest amount includes accrued interest of $834,000 as of June 30, 2002 and defeasance expense of $1,363,000.


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HYPOTHETICAL LIQUIDATION ANALYSIS - GENERAL ASSUMPTIONS

     *    Orderly liquidation of assets

     *    Circle Tower sold by June 30, 2002 with ground lease adjustment

     *    Park Plaza property & VenTek liquidated or sold by December 31, 2003

     *    VenTek performance bonds not drawn

     * Under the NCB Escrow Agreement, the $4.9 million promissory note becomes payable under liquidation. The funds will be released in May 2003 when the note expires

     *    No value attributed to HQ Global Preferred Stock

     *    Peach Tree Mail verdict not appealed


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HYPOTHETICAL LIQUIDATION ANALYSIS - GENERAL ASSUMPTIONS (CONT'D)

     *    All liabilities paid on June 30, 2002 including:

          -    Senior Notes
          -    Preferred Shares

     * Unidentified contingent liabilities and expenses do not exceed $2.0 million reserve built into analysis

     *    Distribution Dates:

          -    June 30, 2002
          -    December 31, 2003

     * Net present value analysis as of June 30, 2002 assuming a 15% discount rate


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HYPOTHETICAL LIQUIDATION ANALYSIS - ADDITIONAL ASSUMPTIONS

     *    Additional Assumptions Applicable to Low Range:

          - Circle Tower is valued using a net operating income capitalization rate of 12%

          - Park Plaza is valued assuming that the property is foreclosed upon and there is no equity value

          -    VenTek is not sold

     *    Additional Assumptions Applicable to High Range:

          - Circle Tower is valued using a net operating income capitalization rate of 10%

          - The event of default resulting from the liquidation of First Union is waived, permitting the sale of Park Plaza by First Union

          - Park Plaza is valued as a going concern assuming Summit Mall is not constructed and is sold by December 31, 2003

          - VenTek is sold at December 31, 2003 for 1.2x parking revenue less negative free cash flow


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RISKS OF LIQUIDATION

     *    Certain assets are difficult to sell

     *    Uncertain cost of liquidation

     *    Uncertain shareholder realization

     *    Uncertain cost of continuing operations

     *    Risk of unforeseen expenses, liabilities, and contingent liabilities

     *    Uncertain timing of second distribution


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CIRCLE TOWER

     *    Description

          -    Office building in downtown Indianapolis, Indiana

          -    Constructed in 1930

          - 90,000 square feet of office space, 22,000 square feet of retail space

          -    Occupancy rate at 90%

          -    $600,000 - $800,000 in deferred maintenance

          - Upon change of ownership, annual ground lease is expected to increase from $18,000 to approximately $270,000

     *    Other Considerations

          - Once the increased ground lease is factored into sale price expectations, Neil Koenig believes that Circle Tower should be relatively easy to sell


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CIRCLE TOWER - SUMMARY OF ANALYSIS

Capitalization of Net Operating Income Method:


                                ($000s)
               -----------------------------------------------------------
                                                               Proceeds
                                Less:                          After 5%
               Indicated        Deferred         Property      Transaction
Cap Rate       Value(1)         Maintenance      Value         Cost
--------       ---------        -----------      --------      -----------

  10%            3,200             (600)           2,600         2,500

  11%            2,900             (600)           2,300         2,200

  12%            2,600             (600)           2,000         1,900

                   ---------------------------------------------
                   | Concluded Value:    $1.9 to $2.5 million   |
                   ---------------------------------------------

(1) Based on Net Operating Income adjusted for nonrecurring items, normal maintenance reserves, and ground lease step-up.


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PARK PLAZA MALL

     *    Description

          -    Centrally located in Little Rock, Arkansas
          -    Dillard's is the only anchor tenant occupying two stores
          -    Dillard's owns 12.7 acres comprising 284,000 square feet
          -    Company owns 10.7 acres comprising 262,000 square feet
          -    Constructed in 1988 and in good overall condition
          -    Occupancy rate approximately 93%

     *    Other Considerations

          - Under the Park Plaza mortgage agreement, the liquidation of First Union is an event of default. As the loan is non-recourse, the mortgagee is able to foreclose on the property
          - Simon Property and Dillard's are investigating the possibility of developing a new mega mall ("Summit Mall") 3 miles from Park Plaza
          - If Summit Mall is constructed, high probability that Dillard's will vacate its stores at Park Plaza and relocate
          - Simon property is simultaneously investigating developing a new, smaller mall, instead, at a different location. Dillard's would most likely maintain at least one store at Park Plaza
          - Dillard's operating covenant with Park Plaza expires in July 2003. Dillard's would then be able to abandon its space at Park Plaza
          - The uncertainty with respect to Dillard's reduces the marketability and value of Park Plaza


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PARK PLAZA - SUMMARY OF ANALYSIS

     *    Scenario 1 (1) - Dillard's remains an anchor tenant of Park Plaza

          - Comparable sales approach yielded a value of $78.0 million (before debt)

          - Income capitalization approach utilizing a discounted cash flow and a terminal year capitalization rate yielded a value of $75.0 million (before debt)

          -    Valuation conclusion of $75.0 million

          - After deducting debt at December 31, 2003 of $41.3 million and transaction costs of 3%, the net value is $31.4 million

          - Assumes that the sale of Park Plaza by First Union has been consented to by bank

     *    Scenario 2 - Bank forecloses on loan

          - Assumes that Park Plaza is foreclosed upon by bank on December 31, 2003

          -    Assumes equity value as of December 31, 2003 is zero

     (1) Based on high-end value of Cushman and Wakefield appraisal as of May 10, 2001.


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VENTEK INTERNATIONAL

     *    Description

          -    Design, manufacture and sale of payment ticketing machines
          -    40 years selling vending systems to the parking industry
          -    Recently expanded to public transit market
          - VenTek was awarded contracts by three different public transportation agencies in California
          - VenTek has experienced technical difficulties in the execution of these contracts, leading to delays in completion
          - In fiscal 2000, VenTek generated $5.6 million in revenue and $2.8 million in losses
          -    Historic losses have been funded by First Union

     *    Other Considerations

          - Two of the transit contracts are subject to a 2-year warranty period. Although all of the ticketing machines have been delivered, there is no official sign-off indicating that the warranty period has begun
          - VenTek posted $11.5 million in surety bonds. $5 million is tied to product delivery. $6.5 million is tied to performance
          - Until the warranty period expires, the Company will need to retain $6.5 million to cover the performance surety bonds.
               It is estimated that the warranty period will expire around December 31, 2003
          - Company management believes that it is unlikely that First Union will have to perform on the surety bonds


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VENTEK INTERNATIONAL - SUMMARY OF ANALYSIS

     *    Assumptions

          - The public transit business will continue for two more years until completion of the warranty periods for existing contracts and then be dissolved
          - In December 2003, the VenTek parking business will either be sold or dissolved
          - Between June 30, 2002 and December 31, 2003, VenTek is projected to lose approximately $1.3 million
          - If VenTek's parking business is dissolved, First Union would still need to contribute approximately $1.3 million to fund the company's operations
          - If VenTek's parking business is sold, the sales proceeds would be netted against the $1.3 million in operating losses

          -----------------------------------------------------------------
             As of December 31, 2003                             ($000s)

             Estimated FY '03 Revenue - Parking Operations       $2,640

                  Capitalization Multiple (1)                       1.2x
                                                                    ----

             Terminal Value Based Multiple of Parking Revenue     3,168

                  Transaction Costs at 5%                          (158)
                  Net Cash Flows                                 (1,300)

            ------------------------------------------------------------
             Estimated 2003 high-end value for Ventek (rounded)  $1,700
            ------------------------------------------------------------


            (1) Based on comparable public company analysis.

          -----------------------------------------------------------------

          -    Concluded estimated value as of December 31, 2003:
               ($1.3) million to $1.7 million

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PREVIOUS STOCK TRANSACTIONS

Apollo / Bear Stearns Stock Transactions

     * On April 30, 2001, two significant shareholders negotiated the sale of large blocks of stock. Apollo Real Estate Investment Fund II, L.P. ("Apollo") and Bear, Steams International Limited negotiated to sell their stock holdings in First Union.

     * In connection with First Union's repurchase of shares from Apollo, William Scully, a representative of Apollo on First Union's Board of Trustees and former Vice-Chairman of First Union, resigned his position with First Union.

     * The two investors sold a combined 4.8 million shares of common stock at a price of $2.375 per share.

     * This represented a 2.7% discount to the closing share price of $2.44 on April 30, 2001 and a 6.9% discount to the $2.55 value of the Cash Consideration in the Transaction.


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PREVIOUS STOCK TRANSACTIONS (CONT'D)

     First Carolina Investors Stock Transaction

     * Between October 4, 2001 and October 15, 2001, First Carolina Investors, Inc. ("First Carolina") sold its First Union shares on the open market. Below is a table of the shares sold by First Carolina during the period.

          -----------------------------------------------
                     FIRST CAROLINA INVESTORS

                                           Price Per
                Date       # of Shares       Share
                ----       -----------       -----

              10/04/01       450,000         $2.55
              10/09/01       150,000         $2.52
              10/10/01       193,000         $2.51
              10/11/01        43,500         $2.51
              10/12/01         5,000         $2.50
              10/15/01     1,597,600         $2.40
              --------     ---------         -----
              Total        2,439,100         $2.45

           Source:  Schedule 13-D; Filing date:
                    October 16, 2001
          -----------------------------------------------

     * Prior to the sale of First Union's shares, Brent Baird, the Chairman of First Carolina, resigned from the Board of Trustees of First Union.

     * First Carolina sold approximately 2.4 million shares of common stock at an average price of $2.45 per share during the 11 day period.

     * The average $2.45 per share price represented an approximate 3.9% discount to the $2.55 value of the Cash Consideration in the Transaction.


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CURRENT AND HISTORICAL TRADING PRICE

     * The following table highlights the recent trading activity for the Company's common stock relative to the value of the Cash Consideration in the Transaction

           ----------------------------------------------------

                    As of February 5, 2002
                    ----------------------

                       Current Stock Price       $2.46

                       52 Week High (2/09/01)    $2.82

                       52 Week Low (5/24/01)     $2.16

                       30 Day Average            $2.42

                       52 Week Average           $2.47

                      ----------------------------------
                       Cash Consideration        $2.55
                      ----------------------------------

           ----------------------------------------------------


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CURRENT AND HISTORICAL TRADING PRICE (CONT'D)

     * The following chart highlights First Union's stock and volume performance for the past six months.

                        DAILY CLOSING PRICES AND VOLUME
                       August 3, 2001 - February 5, 2002

[Graph depicting the following information:

Price Per Share (in $US) vs. time for First Union's stock measured in both price and volume. Below are the highs, lows and averages from August 3, 2001 to February 5, 2002.

      Stock Price High: $2.68
      Stock Price Low: $2.25
      Stock Price Avg. $2.44

      Volume High: 1,615,500
      Volume Low:  400
      Volume Avg:  49,121]

Source: Bloomberg L.P.


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CURRENT AND HISTORICAL TRADING PRICE (CONT'D)

     * The following stock and volume chart for First Union highlights significant news events between September 2000 and February 2002.

                        DAILY CLOSING PRICES AND VOLUME
                       August 3, 2001 - February 5, 2002

[Graph depicting the following information:

Price Per Share (in $US) vs. time for First Union's stock measured in both price and volume. Below are the highs, lows and averages from August 3, 2001 to February 5, 2002.

      Stock Price High: $2.68
      Stock Price Low: $2.25
      Stock Price Avg. $2.44

      Volume High: 1,615,500
      Volume Low:  400
      Volume Avg:  49,121

The following captions are also found on the graph:

On 9/14/00, FUR executed a Definitive Sale Agreement with Radiant Investors

FUR announces amendment to Radiant Investors Sales Agree.

FUR approves expansion of common share repurchase program by an additional $20 million.

FUR approves sale of real estate properties for approximately $205 MM to Radiant Investors

4/30/01: FUR enters into agreements with Apollo REI Fund and with Bear Stearns for the repurchase of 4.8 million shares at $2.375 per share.

Gotham Partners submits proposal to sell $160 MM of assets to FUR in exchange for FUR shares

Gotham Partners withdraws $160 MM asset proposal

Gotham Partners submits new transaction proposal to purchase shares at $2.70/share

9/24/01: FUR enters into a letter of intent with Gotham Partners

10/1/01: Bruce Baird, Chairman of First Carolina Investors, resigns from FUR Board of Trustees. First Carolina Investors sells 2.4 million shares of FUR at an average price of $2.45 per share.

11/5/01: Frontline announces HQ has defaulted on its debt. HQ actively seeks to restructure its debt.]


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OTHER OFFERS FOR FIRST UNION

     * The Special Committee to the Board of Trustees of First Union engaged U.S. Bancorp Libra as its investment banker.

     * U.S. Bancorp Libra sent summary descriptive materials to 91 firms to determine their level of interest in pursuing a transaction with First Union.

     * Preliminary indications of interest were received from four firms, including Gotham Partners L.P. U.S. Bancorp Libra held discussions regarding the terms of the potential transactions, in detail, with each of the four firms.

     * Subsequently, a written proposal was received from Gotham Partners L.P. and an indication of interest was received from Equity Investment Group. U.S. Bancorp Libra summarized the proposal and the indication of interest and the likelihood of closing for each. After discussions, the Special Committee of the Board of Trustees decided to pursue the Gotham proposal.


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NOTES ANALYSIS

     * The common shareholders have the right to elect to receive either cash in the amount of $.35 per share ("Cash Election"), or newly-issued notes (the "Notes") secured by a mezzanine loan on Park Plaza and a mortgage loan on Circle Tower with a face value of $.575 per share ("Note Election"). Duff & Phelps' analysis of the Notes follows.

     *    Summary of Terms for the Notes

          - Issuer: Southwest Shopping Centers Co. II, LLC, a wholly owned subsidiary of First Union (after the merger it will be a wholly owned subsidiary of Gotham Golf Corp.)

          -    Listed: On a national securities exchange

          - Collateral - Ownership interest in the Park Plaza Mezzanine Loan and the Circle Tower Mortgage Loan

          -    Interest rate at 11%, payable in semiannual installments;
               the Notes are entitled to receive as additional interest any amounts paid to the Issuer on account of additional interest, fees, or penalties on the Park Plaza or Circle Tower loans

          - Principal Payments: All payments of principal will be paid through to the holders of the Notes and will reduce the principal of the Notes


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NOTES ANALYSIS

     *    Summary of Terms - Park Plaza Mezzanine Loan

          -    Financing Structure: Mezzanine Loan

          -    Amount: $16,500,000

          -    No due on sale clause if sale is to a reputable buyer

          -    Non-amortizing - Maturity date: May 31, 2010

          -    Interest rate at 11%, payable in semiannual installments

          - Exit fee upon maturity or the earlier acceleration or repayment of the Mezzanine Loan, exit fee will be paid to bring IRR on loan to 16%

          -    Senior Lender: First Union Capital Markets

          - Senior Loan - $42.1 million, 30 year amortization, 8.69% interest, maturity May 31, 2010

          -    Collateral - Equity in Park Plaza Mall

     *    Summary of Terms - Circle Tower Mortgage Loan

          -    Financing Structure: Mortgage Loan

          -    Amount: $3,500,000

          -    No due on sale clause if sale is to a reputable buyer

          -    Non-amortizing - Maturity date: May 31, 2010

          -    Interest rate at 11%, payable in semiannual installments

          -    Collateral - Equity in Circle Tower property


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NOTES ANALYSIS (CONT'D)

     *    Risk Factors

          - The only collateral underlying the Notes will be the Park Plaza Mezzanine Loan and the Circle Tower Mortgage Loan. In the event of a default on the Notes, the holders of the Notes will have no recourse against First Union, Gotham Golf or any other person or entity and will only have those claims against Park Plaza and Circle Tower as are afforded to a holder of the Park Plaza Mezzanine Loan and the Circle Tower Mortgage Loan.

          - Dillard's owns and occupies approximately half of the square footage in Park Plaza. Dillard's operating covenant expires in July 2003. Dillard's is the only anchor tenant in this mall. This situation diminishes the value of Park Plaza greatly and would make it difficult to sell or refinance the property. This creates significant risk to the net equity in this investment.

          - There are ongoing discussions for the construction of a competing mall. This would potentially diminish the value of Park Plaza Mall, resulting in a decrease in net proceeds from the sale of Park Plaza. The decrease in net proceeds would impair the principal and potential exit fee payments on the Park Plaza Mezzanine Loan and the Notes.

          - In the event that Park Plaza Mall defaults on the $16.5 million Mezzanine Loan, there may be insufficient value remaining in Park Plaza to repay amounts owed on the Notes.

          - The current estimated net value of the Circle Tower property ranges from $1.9 million to $2.5 million, while the property is intended to collateralize $3.5 million in principal amount of the Notes. It is highly unlikely that upon the sale of the Circle Tower property, the proceeds from the sale would be sufficient to pay off the $3.5 million principal balance on the Circle Tower Mortgage Loan.

          - Based on estimated 2002 net cash flows from the two properties, the coverage ratio (EBITDA less maintenance capital expenditures / interest payments + Park Plaza first mortgage debt amortization) is only 1.1x.

          - The Notes have considerable downside risk and no upside potential.


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NOTES ANALYSIS (CONT'D)

     Discount Rate Determination

     *    Qualitative Factors

          -    Potential default rate on the Notes is relatively high

          -    The Notes are undercollateralized

          -    Rates of return should be higher than high-yield debt

          -    Should reflect higher risk equity type investments

     *    Rates of Returns / Yields of Various Investments

          -    10 year maturity B and BB high yield bonds (1)      10.85% to 14%

          -    Common Stock -S&P 500 (2)                           13.04%

          -    Small Capitalized Stock (3)                         15.64%

          -    Venture Capital                                     30% to 50%

     * Based on our analysis of the terms of the Notes and the risk factors outlined above, it is our opinion that an investor would require a 25% to 30% rate of return.

     (1) Chanin Capital Partners High Yield & Distressed Market Review as of December 28, 2001
     (2) Using the Capital Asset Pricing Model and assuming a risk-free rate based on the 30-year Treasury Bond and a market premium of 7.8%.
               Source: Ibbotson Associates 2001 SBBI Yearbook.
     (3) Source: Ibbotson Associates 2001 SBBI Yearbook. Calculated by adding risk premium of 2.6% to the return of the S&P 500.


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NOTES ANALYSIS (CONT'D)

     Valuation Analysis of the Notes

     *    Scenario 1

          -    Park Plaza Mall sold in 2010

          -    Full principal of $16.5 million is repaid

          - Equity kicker of $15.5 million is paid to bring rate of return up to 16%

          -    Circle Tower is sold in 2010

          -    $2.2 million of $3.5 million in principal is repaid

          -    Net present value: $0.29 to $0.36 per share

     *    Scenario 2

          -    Park Plaza Mall pays interest through 2005 then defaults on loan

          -    No principal repayment is received

          -    Circle Tower sold in 2010

          -    $2.2 million of $3.5 million in principal is repaid

          -    Net present value: $0.18 to $0.20 per share


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NOTES ANALYSIS (CONT'D)

     Conclusion

     * Based on our analysis, it is our opinion that the fair market value of the Notes is less than $.35 on a per share basis. Duff & Phelps, therefore, cannot render a fairness opinion with regard to the Note Election. Duff & Phelps does acknowledge, however, that there are particular circumstances that could make it advantageous for a particular shareholder to make the Note Election or that a shareholder may perform an independent valuation of the Notes and reach a conclusion that is different from ours under its own factual circumstances.


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CONCLUSION

     Our Opinion will state that:

     Based on our analysis and relying upon the accuracy and completeness of all information provided to us, it is our opinion that the Cash Consideration to be received in the Transaction by the common shareholders of First Union (other than Gotham Partners, L.P. and its affiliates), is fair from a financial point of view.


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